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EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Type of Entity	Equity Owner	Percentage of Equity Owned
B.J.K. Inc.	New York corporation	Chem Rx Corporation	100%
ChemRx New Jersey, LLC	New Jersey limited liability company	B.J.K. Inc.	100%
ChemRx/Salerno's, LLC	Pennsylvania limited liability company	B.J.K. Inc.	100%
ChemRx-Boca Raton, LLC	Florida limited liability company	B.J.K. Inc.	100%
ChemRx Care, LLC	Connecticut limited liability company	B.J.K. Inc.	100%

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES